Exhibit 99.1

Altimmune Appoints Richard Eisenstadt as Chief Financial Officer

GAITHERSBURG, MD, -- December 13, 2021 -- Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company focused on developing treatments for obesity and liver diseases, today announced the appointment of Richard Eisenstadt as Chief Financial Officer, effective December 31, 2021. Mr. Eisenstadt succeeds Will Brown, who is leaving Altimmune to pursue other opportunities.

“We are excited to welcome Rich to Altimmune and our executive management team. His extensive experience in financing and managing drug development and commercial operations will help ensure the company's continued success,” said Vipin K. Garg Ph.D., President and Chief Executive Officer. “I've had the pleasure of working with Rich previously and this is an opportune time for him to join our team as we accelerate the clinical development of pemvidutide, a potential best-in-class treatment for obesity and NASH, and HepTcell, an exciting immunotherapeutic and a potential functional cure for chronic hepatitis B. I would like to thank Will for his contributions over the past years and wish him well in his future endeavors.”

Mr. Eisenstadt added, “I am delighted to join Altimmune and look forward to building on the accomplishments of the team. With the upcoming data readouts in 2022, there is substantial opportunity to grow and advance the company’s clinical pipeline and I am excited for the journey ahead.”

Mr. Eisenstadt is an accomplished executive with over 30 years of leadership experience in healthcare, life sciences, and emerging technology industries. He joins Altimmune from Aytu BioPharma, Inc., where he served as Chief Financial Officer following its merger with Neos Therapeutics, Inc. in March 2021. While Chief Financial Officer at Neos, he raised over $340 million in private and public equity and debt financings and supported the transition of the company from clinical stage to commercial operations. Prior to Neos, Mr. Eisenstadt served as Chief Financial Officer at Arborgen, Inc., and prior to that, Chief Financial Officer at Tranzyme, Inc., where he was instrumental in its initial public offering, negotiating several licensing agreements, and financing the company through late-stage clinical development. Mr. Eisenstadt received an M.B.A. from James Madison University and a B.A. in Economics from the University of North Carolina at Chapel Hill.

About Altimmune

Altimmune is a clinical stage biopharmaceutical company focused on developing treatments for obesity and liver diseases. Altimmune’s pipeline includes next generation peptide therapeutics for obesity, NASH (pemvidutide), and chronic hepatitis B (HepTcell™). For more information on Altimmune, please visit www.altimmune.com.

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Investor & Media Contacts:

Vipin K. Garg, Ph.D.

President and Chief Executive Officer

Phone: 240-654-1450

vgarg@altimmune.com